                                    Exhibit 2.1

                   MERGER AGREEMENT AND PLAN OF REORGANIZATION

          THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of this 17th day of March 2000 by and among Hawaiian Natural Water Company, Inc., a Hawaii corporation ("HNWC"), AWC Acquisition Corp., a Hawaii corporation and a wholly owned subsidiary of HNWC ("Subsidiary"), Aloha Water Company, Inc., a Hawaii corporation ("Aloha"), and Daniel Gabriel, Patricia Gabriel and David Smith, the stockholders of Aloha (each, a "Stockholder" and, collectively, the "Stockholders"), with respect to the following:

         WHEREAS, the respective Boards of Directors of HNWC and Aloha believe it is in the best interests of each company and their respective shareholders that Aloha be acquired by HNWC; and

         WHEREAS, in order to complete such acquisition, the respective Boards of Directors of HNWC, Subsidiary and Aloha have approved the merger of Aloha with and into Subsidiary (the "Merger") pursuant to and subject to the terms and conditions of this Agreement; and

         WHEREAS, the parties desire to effect the transactions in such a manner that the Merger will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and agreements in connection with the Merger, and to prescribe various conditions precedent to the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

                                    ARTICLE I
                          THE MERGER AND REORGANIZATION

         1.1 EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions hereof, HNWC, Subsidiary and Aloha shall effect the Merger provided by this Agreement as soon as practicable on or after the Closing Date (as defined in Section 1.2 hereof), by filing an executed copy of the Articles of Merger and a Plan of Merger with the Hawaii Department of Commerce and Consumer Affairs in accordance with the Hawaii Business Corporation Act. The Merger shall become effective upon such filing (the "Effective Time").


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

         1.2 CLOSING. The closing of the Merger (the "Closing") will take place on March 17, 2000 or as soon as practicable thereafter following satisfaction or waiver of all conditions to the Closing set forth in this Agreement (the "Closing Date"). The Closing shall occur at the offices of HNWC, 98-746 Kuahao Place, Pearl City, Hawaii or at such other place as the parties may agree upon. At the Closing (i) HNWC shall deliver the aggregate Merger consideration provided for in Section 2.1 hereof, including the promissory note constituting a portion thereof, and (ii) the Stockholders shall surrender to HNWC the stock certificates currently representing all outstanding shares of Aloha Common Stock.

         1.3      EFFECTS OF THE MERGER.  At the Effective Time:

         (a) Aloha shall be merged with and into the Subsidiary, and the separate corporate existence of Aloha shall cease. The Subsidiary shall be the surviving corporation in the merger, and the separate corporate existence of the Subsidiary, with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the merger. (Aloha and the Subsidiary are sometimes referred to herein as the "Constituent Corporations," and the Subsidiary after the Merger is sometimes referred to herein as the "Surviving Corporation").

         (b) The Articles of Incorporation of the Subsidiary shall be the Articles of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to "Aloha Water Company, Inc."

         (c) The Bylaws of the Subsidiary shall be the Bylaws of the Surviving Corporation.

         (d) The directors of the Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors shall have been elected and qualified or until otherwise provided by law; and


                  (e) The Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

                  1.4 FEDERAL INCOME TAX CONSEQUENCES. The parties intend that, for federal income tax purposes, the Merger shall constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.


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

                                   ARTICLE II
             MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL STOCK

         2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Aloha Common Stock:

         (a) Each share of Aloha Common Stock (except for shares, if any, which shall then or thereafter constitute "dissenting shares" within the meaning of Sections 415-80 and 415-81 of the Hawaii Revised Statutes (herein referred to as "Dissenting Shares")) which is outstanding immediately prior to the Effective Time shall be converted at the Effective Time into (i) 750 shares of HNWC Common Stock; and (ii) a .1% (1/1000) fractional interest in a certain Secured Exchangeable Promissory Note of HNWC (the "Note"), in the form attached hereto as Exhibit A, with an aggregate original principal amount of $500,000. The foregoing Merger consideration shall be subject to adjustment as provided in Sections 2.2 and 2.3 hereof.

         (b) Each issued and outstanding share of Common Stock of the Subsidiary shall continue to be issued and shall be converted into one share of Common Stock of the Surviving Corporation. Each stock certificate of the Subsidiary evidencing ownership of such shares shall continue to evidence ownership of such shares of Common Stock of the Surviving Corporation.

         (c) If holders of the shares of Aloha Common Stock are entitled to dissenters' rights in connection with the Merger under Sections 415-80 and 415-81 of the Hawaii Revised Statutes, any Dissenting Shares shall not be converted as provided in Section 2.1(a) hereof, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of Hawaii.

                  (d) HNWC shall not be required to issue or deliver any fractional shares of stock or any certificates representing fractional shares of stock, in connection with any conversion of Aloha Common Stock as provided in
Section 2.1(a) hereof; however, HNWC shall pay to each person who would otherwise be entitled to receive a fractional share of HNWC Common Stock an amount in cash (rounded to the nearest whole cent) equal to the market value of the HNWC Common Stock at the close of business on the date of the Effective
Time) multiplied by the fraction of a share of HNWC Common Stock to which such holder would otherwise be entitled.

         2.2 NET WORKING CAPITAL ADJUSTMENT. It is understood and agreed that Aloha will have no indebtedness as of the Effective Time other than trade payables and other short term obligations incurred in the ordinary course of business. It is further understood and agreed that Aloha's Net Working Capital (as hereinafter defined) will not be less than zero as of the Effective Time. For purposes hereof, Net Working Capital means the net book value, as of the Effective Time, of all (i) cash and cash equivalents, (ii) prepaid expenses,
(iii) finished goods inventory, and (iv) accounts receivable (net of allowance for doubtful accounts), MINUS the sum of all (i) trade payables; (ii) accrued payroll expenses, and (iii) other short term liabilities incurred in the ordinary course of business, but not including bottle and cooler deposits and capital lease obligations. As soon as practicable, and in any event within 30 days, following the Effective Time, HNWC and Aloha shall jointly prepare (and in the absence of agreement, Arthur Andersen LLP shall prepare) a statement (the "Closing Statement") setting forth Aloha's indebtedness and Net Working Capital as of the Effective Time. In the event that Aloha has any indebtedness as of the Effective Time (other than permitted indebtedness described above), the aggregate principal amount of the Note shall be reduced dollar-for-dollar by the amount of such indebtedness; in the event that the Net Working Capital shown on the Closing Statement is less than zero, the aggregate principal amount of the Note shall be further reduced dollar-for-dollar by the amount of any such deficit.

         2.3 ADJUSTMENT FOR STOCK SPLITS, ETC. If, between the date of this Agreement and the Effective Time, the outstanding shares of HNWC Common Stock or Aloha Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period (an "Adjustment Event") the shares of HNWC Common Stock to be issued and delivered in the Merger in exchange for each outstanding share of Aloha Common Stock, as provided above, shall be appropriately adjusted to reflect such Adjustment Event.

         2.4 EXCHANGE OF CERTIFICATES. As soon as practicable after the Effective Time, and after surrender to HNWC of any certificate(s) which prior to the Effective Time represented shares of Aloha Common Stock, HNWC shall cause to be distributed to the person(s) in whose name(s) such certificate(s) have been issued a certificate or certificates, registered in the name(s) of such person(s), representing the shares of HNWC Common Stock into which the shares previously represented by the surrendered certificate(s) shall have been converted at the Effective Time, along with a corresponding fractional interest in the Note in accordance with Section 2.1(a) hereof, and a check representing the value of any fractional shares in accordance with Section 2.1(d) hereof. Until surrendered as contemplated by the preceding sentence, each certificate which immediately prior to the Effective Time represented any shares of Aloha Common Stock shall be deemed at and after the Effective Time to represent only the shares of HNWC Common Stock and the fractional interest in the Note into which they have been converted hereunder.


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

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF ALOHA AND THE STOCKHOLDERS

         Aloha and the Stockholders, jointly and severally, hereby represent and warrant to HNWC, and its successors and assigns, as of the date hereof and as of the Closing, as follows:

         3.1 AUTHORITY. Aloha has full corporate right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate and other actions required to be taken by Aloha to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and validly taken.

         3.2 VALIDITY. The execution, delivery and performance of this Agreement have been duly authorized by all requisite action on the part of Aloha, and this Agreement and any related agreements (collectively, "Related Agreements") to which Aloha or any of the Stockholders is a party have been, or as of the Closing will be, duly executed and delivered by Aloha and/or such Stockholders and constitute the valid and legally binding obligation of Aloha and/or such Stockholders, enforceable against them in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

         3.3 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement or any Related Agreement by Aloha or any Stockholder, nor the consummation of the transactions contemplated hereby or thereby, will or would after the giving of notice or the lapse of time or both, (i) violate any federal, state or local law, statute, rule or regulation to which Aloha or the Stockholders are subject; (ii) conflict with Aloha's Articles of Incorporation or Bylaws, or (iii) constitute a breach of or default under or result in the imposition of any lien on any properties of Aloha or an acceleration of any indebtedness of Aloha pursuant to, any material agreement, note or other evidence of indebtedness, to which Aloha is a party or by which it is bound or to which any material portion of its assets is subject.

         3.4 CONSENTS. . Except for a filing of an executed copy of the Articles of Merger and a Plan of Merger with the Hawaii Department of Commerce and Consumer Affairs in connection with the Merger, no action, consent, or approval by or filing with any person or entity, including, without limitation, any federal, state, municipal, foreign or other court or governmental or administrative body or agency or any securities or commodities exchange is required to be obtained or made by Aloha or the Stockholders in connection with the execution, delivery and performance by them of this Agreement or any Related Agreement, and consummation by them of the transactions contemplated hereby and thereby, except for consents, approvals or filings which have been or as of the Closing will have been obtained or made or waived by HNWC.


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

         3.5 CAPITALIZATION OF ALOHA. The authorized capital stock of Aloha consists of 1,000 shares of Common Stock, of which 1,000 shares are, and as of the Effective Time will be, issued and outstanding, and held of record as set forth on the Schedule of Stockholders attached hereto as Schedule 1. There are no other shares of capital stock of Aloha issued and outstanding. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable and were issued in accordance with all applicable securities laws. As of the Closing, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of Aloha; (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of Aloha or securities convertible into or exchangeable for capital stock of Aloha; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale, transfer (including rights to demand registration or to sell in connection with any registration under the Securities Act of 1933, as amended), and/or assignment of any capital stock of Aloha, any such convertible or exchangeable securities or any such options, warrants or rights. None of the Stockholders is a party to any voting trust agreement or other contract, agreement, arrangement, commitment, plan, or understanding restricting or otherwise relating to voting or dividend rights with respect to the capital stock of Aloha.

         3.6 FINANCIAL STATEMENTS. Aloha has previously delivered to HNWC a true and correct copy of it balance sheet as of September 30, 1999 (the "Latest Balance Sheet") and a statement of operations for the 9-month period then ended. The Latest Balance Sheet was prepared in accordance with generally accepted accounting principles and presents fairly the assets and liabilities of Aloha as of the date thereof and the results of operations for the period then ended.

         3.7 ACCOUNTS RECEIVABLE. All accounts receivable reflected on the Latest Balance Sheet and all accounts receivable to be reflected on the Closing Statement are or will represent bona fide claims against debtors for sales or services previously performed or other charges previously incurred. Except as set forth on Schedule 3.7 hereto or on the applicable invoice as disclosed to HNWC, none of such accounts receivable is or will be subject to any discount, rebate, refund, or similar cost adjustment.

         3.8 INVENTORY. All of the inventory reflected on the Latest Balance Sheet or to be reflected on the Closing Statement is or will be usable or salable in the ordinary course of business and is or will be reflected thereon at the lower of cost or market.

         3.9 NO UNDISCLOSED LIABILITIES; ETC. Aloha has no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully reflected on or reserved against in the Latest Balance Sheet, except as set forth on Schedule 3.9 and except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of the Latest Balance Sheet, none of which individually exceeds $5,000; and the reserves reflected on the Latest Balance Sheet are appropriate and reasonable.

         310 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on Schedule 3.10 or as specifically contemplated by this Agreement, since the date of the Latest Balance Sheet, Aloha has not:

         (a) Suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), or reserves;

         (b) Suffered any material adverse change in its business, operations or financial condition;

         (c) Incurred any liabilities or obligations for borrowed money or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

         (d) Paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

         (e) Permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

         (f) Written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice aggregating not more than $5,000;

         (g) Cancelled any debts or expressly waived any claims or rights of substantial value, including without limitation, altering the payment terms or discounts offered by Aloha to its trade debtors;

         (h) Sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice, and except that prior to or concurrent with the Closing Aloha shall have transferred to Daniel and/or Patricia Gabriel the vehicles described in
                  Section 6.8 hereof, who shall have personally assumed and agreed to discharge all remaining indebtedness encumbering same;

         (i) Disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any person, other than representatives of the Buyer, any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

         (j) Engaged any new officer or employee at an annual rate of compensation in excess of $30,000 or made or granted any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment), and no such increase is customary on a periodic basis or required by any agreement or understanding;

         (k) Made any capital expenditure or commitment for additions to property, plant, equipment or intangible capital assets in excess of $10,000 in the aggregate;

         (l) (i)Offered, issued or sold any shares of the capital stock or other securities (for purposes of this paragraph, such term to include, without limitation, debt securities) of Aloha; (ii) acquired directly or indirectly, by redemption or otherwise, any such capital stock; (iii) reclassified or split-up any such capital stock; (iv) declared or paid any dividends thereon in cash, securities or other property, or made any other distribution with respect thereto, except for a cash distribution to Daniel Gabriel in an aggregate amount not greater than $5,000, or (v) granted or issued any stock options, warrants, or other rights to acquire securities of Aloha or entered into any other contracts or commitments of any kind with respect to the issuance of additional shares of capital stock or other securities of the Aloha;

         (m) Except as provided in paragraphs (h) and (l) above, paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the officers, directors or stockholders of Aloha or any affiliate or associate thereof, except for compensation to officers at rates not exceeding the rates of compensation paid during Aloha's latest fiscal year; or

         (n) Instituted any new method of purchase (or of the timing of payment for purchases), sale, lease, management, accounting or operation or engaged in any transaction or activity, entered into any agreement or made any commitment or amended any existing material agreement, except in the ordinary course of business and consistent with past practice or except as contemplated by this Agreement and the Related Agreements;

         (o) Terminated any employee benefit plan or taken any action with respect to the terms of any such plan which would adversely affect the accrued benefits of employees participating thereunder;

         (p) Changed any of the banking, safe deposit or power of attorney arrangements or initiated any such additional arrangement;

         (q) Agreed, whether in writing or otherwise, to take any action described in this Section 3.10 other than in connection with the transactions contemplated hereby.

         3.11 TITLE TO PROPERTIES; ENCUMBRANCES. Aloha has and as of the Closing will have good, valid and marketable title to all the properties and assets which are reflected in its books and records as being owned, including, without limitation, all the properties and assets reflected in the Latest Balance Sheet, and all the properties and assets purchased by Aloha since the date of the Latest Balance Sheet including, without limitation, all the properties and assets which will be reflected in the Closing Statement (except for properties and assets sold in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet or as specifically contemplated by this Agreement). All such properties and assets are, or as of the Closing will be, free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, except, (i) liens shown on the Latest Balance Sheet as securing specified liabilities or obligations, with respect to which no default exists,
(ii) minor imperfections of title, if any, none of which are substantial in amount, or impair the use of the property subject thereto or impair the operations of Aloha and which have arisen only in the ordinary course of business consistent with past practice, and (iii) liens for taxes not yet due. The rights, properties and other assets presently owned, leased or licensed by Aloha and reflected in its books and records as being owned, leased or licensed include all rights, properties and assets necessary to permit Aloha to conduct its business in all material respects in the manner conducted prior to the date hereof.

         3.12 PLANT AND EQUIPMENT. The plant, fixtures, structures and equipment owned, leased or used by Aloha are in good operating condition and repair, normal wear and tear excepted, and are reasonably adequate for the uses to which they are being put. None of such fixtures and equipment are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs which are not material in cost. The occupancy or operation by Aloha of any of its facilities, whether owned or leased, does not constitutes a nuisance or material violation of any law or of any building, zoning or other ordinance, code or regulation or any private or public covenant or restriction, and no notice from any governmental body or other person has been served on Aloha claiming any violation of any such law, ordinance, code, regulation, covenant or restriction with respect to any such facility, or requiring material work, repairs, construction, alterations or installations on or in connection therewith.

         3.13 LEASES. Schedule 3.13 sets forth a complete and accurate list of all leases pursuant to which Aloha leases real or personal property. A true and correct copy of each such lease has been delivered to HNWC, and no material changes have been made thereto since the date of such delivery. Except as set forth on Schedule 3.13, each such lease is valid, binding and enforceable in accordance with its terms, there are no existing material defaults by Aloha, and no event has occurred which (with or without notice, lapse of time or both) would constitute a material default thereunder by any party.

         3.14 INTELLECTUAL PROPERTY. Schedule 3.14 sets forth: (i) all registered trademarks and service marks of Aloha and any pending applications by Aloha to register trademarks, including, for each such trademark, the registration or application number, country, filing and expiration date, mark and class and all unregistered trademarks and service marks; and (ii) all registered copyrights of Aloha and applications by Aloha for registration of copyrights, including the registration number, country and filing and expiration date of each such copyright. Except as set forth on Schedule 3.14, Aloha is not a party to any licenses or other contracts or commitments (either as licensor or licensee) relating to any trademarks, service marks, trade names or copyrights (or applications or registrations as applicable for any thereof), trade secrets or other proprietary know-how or technical assistance, and, to the best knowledge of the Stockholders, no claims have been asserted by any person to the use of any such trademarks, trade names, copyrights, technology, know-how or processes or challenging or questioning the validity or effectiveness of any such license or agreement. Each item identified on Schedule 3.14 is a valid, legally binding obligation of all parties thereto, enforceable in accordance with its terms. Each such item is in full force and effect, and there is no default (or an event which with the giving of notice, passage of time, or both, would constitute a default) by any party thereto. Except as set forth on
Schedule 3.14, Aloha has not nor, to the best knowledge of the Stockholders, has Aloha been alleged to have, infringed upon any patent, trademark, trade name or copyright or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection.

         3.15     TAX MATTERS.

         (a) Except as set forth on Schedule 3.15, Aloha has (i) filed or caused to be filed all federal, foreign, state and local franchise, income or other tax returns and statements which are required to be filed and which were due prior to the date of this Agreement (the "Tax Returns and Statements"), (ii) paid within the time and in the manner prescribed by law all Taxes (as defined below) reported on such returns as due for all periods ending on or prior to the date of this Agreement, except where the payment thereof is being contested in good faith by appropriate proceedings, and (iii) established reasonable reserves (determined in accordance with generally accepted accounting principles) for the payment of all unpaid but accrued or payable Taxes for all periods prior to the date of this Agreement. The Tax Returns and Statements are complete and accurate in all material respects. No tax assessment or deficiency has been made or proposed against Aloha, nor has any notice been given of any actual or proposed assessment or deficiency which has not been paid or for which a reasonable reserve has not been set aside. The Tax Returns and Statements are not currently the subject of any audit or other administrative or court proceeding by any federal, state, local or foreign governmental agency. Neither Aloha nor any Stockholder has received any notice that any of the Tax Returns and Statements is now being or will be examined or audited, and no consents extending any applicable statute of limitations have been filed.
         For purposes of this Agreement, "Taxes" shall mean any and all taxes, levies, assessments, charges or other fees (whether relating to income, sales, payroll or other matters), together with any interest, penalties or other additions, imposed by any governmental authority.

         (b) Aloha is a validly constituted Subchapter S corporation under
Section 1361(a) of the Internal Revenue Code (the "Code"). Aloha has not revoked, nor has Aloha or any of the Stockholders taken any action which would cause the revocation of, Aloha's election under Subchapter S of the Code.

         3.16 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 3.16, none of the Stockholders nor any of their associates or affiliates, has any interest, directly or indirectly, in any lease, lien, contract, license, encumbrance, loan or other agreement to which Aloha is a party, or any interest in any competitor, supplier or customer of Aloha. Except as set forth on
Schedule 3.16, Aloha is not indebted, directly or indirectly, to any of the Stockholders or to any of their associates or affiliates for any liability or obligation, whether arising by reason of stock ownership, contract, oral or written agreement or otherwise. Schedule 3.16 sets forth a complete and accurate list of any loans made by Aloha to any Stockholder, and except as set forth thereon, neither the Stockholders nor any of their associates or affiliates is indebted, directly or indirectly, to Aloha.

         3.17 CONTRACTS AND COMMITMENTS. Except as set forth on Schedule 3.17:

         (a) Aloha has not entered into any agreements, contracts, commitments or restrictions which are material to its business, operations or prospects or which require the making of any charitable contribution;

         (b) No purchase contracts or commitments of Aloha continue for a period of more than 12 months;

         (c) There are no outstanding sales contracts, commitments or proposals which continue for a period of more than 12 months or are currently expected to result in losses;

         (d) Aloha has not entered into any consulting, sales agency, licensing or distributorship agreements which are currently outstanding;

         (e) There are no outstanding employment agreements, or any other agreements of Aloha that contain any severance or termination pay liabilities or obligations;

         (f) Aloha is not restricted by agreement from carrying on its business anywhere in the world;

         (g) Aloha is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or customers;

         (h) There are no currently outstanding debt obligations of Aloha for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others except as shown on or reflected in the Latest Balance Sheet;

         (i) Aloha has not extended any loan to any person which is currently outstanding; and

         (j) Aloha has not executed any power of attorney which is currently outstanding, or incurred any currently outstanding obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

         3.18 COMPLIANCE WITH CONTRACTS. Aloha is not in default under any contract or agreement listed on Schedule 3.17 hereto, and no act or omission has occurred which, with notice or lapse of time or both, would constitute a default under any material term or provision of any such contract or agreement. Each of the agreements referred to in Schedule 3.17 hereto is in full force and effect and is the valid and binding obligation of the parties thereto, enforceable against the parties thereto in accordance with its terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as such enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally.

         3.19 CUSTOMERS. Aloha currently has not less than 4,000 active home and office delivery and point of use customers. Agreements with all such customers are in full force and effect, and Aloha has not received any notices of termination which would reduce the total number of such active customers below 4,000.

         3.20 INSURANCE. Schedule 3.20 sets forth a complete and accurate description of all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by Aloha. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which Aloha is a party; are valid, outstanding and enforceable policies; and will remain in full force and effect through the respective dates set forth on Schedule 3.20 without the payment of additional premiums. No such policy will be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 3.20 also identifies all risks which Aloha has designated as being self insured. Except as set forth on Schedule 3.20, Aloha has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited or terminated, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

         3.21 LABOR MATTERS. Except to the extent set forth on Schedule 3.21:

         (a) Aloha is in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation Title VIII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Age Discrimination Act, and the Americans With Disabilities Act, and Aloha is not engaged in any unfair labor practice;

         (b) There is no unfair labor practice charge or complaint against Aloha pending before the National Labor Relations Board;

         (c) There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Aloha;

         (d) No representation question exists respecting the employees of Aloha;

         (e) No grievance which might have a material adverse effect on Aloha or the conduct of its business is pending and no claim therefor exists; and

         (f) Aloha has not experienced any work stoppage or other labor difficulty during the past five years.

         (g) Schedule 3.21 sets forth a complete list of all full-time employees of Aloha, including their compensation, benefits, length of service and summary description of their duties.

         3.22     EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.22 sets forth a complete and accurate description of each "employee benefit plan", as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of Aloha or the beneficiaries or dependents of any such employee or former employee (collectively, "Employees") or under which any Employee is or may become eligible to participate or derive a benefit. Aloha has not communicated to any Employee any intention or commitment to modify any Employee Benefit Plan or to establish or implement any other employee or retiree benefit or compensation arrangement. The Latest Balance Sheet reflects in the aggregate an accrual of all amounts accrued but unpaid under the aforesaid Employee Benefit Plans as of the date thereof.

         (b) Each Employee Benefit Plan currently complies, and has complied at all times in the past, in all material respects with all applicable laws (including to the extent applicable, without limitation, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and ERISA).

         (c) Neither Aloha nor, to the best knowledge of the Stockholders, any plan fiduciary of any Employee Benefit Plan, has engaged in any transaction or acted or, where action was required, failed to act in a manner which could subject Aloha (either directly or indirectly, including as a result of an indemnification agreement) to material liability for breach of fiduciary duty under ERISA or any other applicable law. Neither Aloha nor, to the best knowledge of the Stockholders, any trustee, plan fiduciary or administrator of any Employee Benefit Plan has engaged in any prohibited transaction, within the meaning of Section 406 of ERISA and Section 4975 of the Code, which has not been exempted or corrected, and which could subject Aloha (either directly or indirectly, including as a result of an indemnification provision) to any material liability or material civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

         (d) Except as set forth on Schedule 3.22, neither Aloha nor any Employee Benefit Plan is obligated to make payment of post-retirement life, accidental death, medical or disability insurance benefits of any type, excluding for this purpose, the provision of any such benefits as a result of an individual's exercise of his or her COBRA and/or state law conversion rights, to or with respect to any former employee of Aloha under any Employee Benefit Plan or individual arrangement.

         (e) Except as set forth on Schedule 3.22, other than claims for benefits submitted or to be submitted by participants or beneficiaries in the ordinary course of business, there is no litigation, legal action, suit, investigation, claim, counterclaim, or proceeding pending or threatened against or affecting any Employee Benefit Plan or any fiduciary thereof.

         3.23     LITIGATION.

         (a) Except for a certain claim filed by AAA Customized Services, Inc. against Aloha et. al. (the "AAA Litigation"), there is no claim, action, suit or proceeding, before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, or any private arbitration tribunal or, to the best knowledge of the Stockholders, any investigation or inquiry before any federal, state, municipal, foreign or other court or governmental or administrative body now pending or, to the best knowledge of the Stockholders, threatened against or involving Aloha or any director, officer, agent or employee thereof in his capacity as such, or the assets, properties or business of Aloha or challenging the transactions contemplated by this Agreement.

         (b) There is not in effect any order, judgment or decree of any court or governmental or administrative body enjoining, barring, suspending, prohibiting or otherwise limiting Aloha or any of its officers, directors, employees or agents from conducting or engaging in any aspect of its business, or requiring Aloha or any such officer, director, employee or agent to take any action with respect to any aspect of the business or operations of Aloha, which could reasonably be anticipated to have a material adverse effect on the business or operations of Aloha.

         (c) Aloha is not in violation of or default under any order, judgment, writ, injunction or decree of any court or regulatory authority.

         3.24     COMPLIANCE WITH LAW.

         (a) Schedule 3.24 sets forth a complete and accurate list of all permits or licenses material to the operation of Aloha's business as currently conducted. All such permits and licenses have been duly obtained, and are in full force and effect. Aloha has timely made all filings or reports required to be delivered to any federal, state, local or foreign regulatory agency or authority in connection with its operations, except where the failure to make any such filing or report would not have a materially adverse effect on its business taken as a whole.

         (b) The operations of Aloha have been conducted in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Company, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, equal opportunity, immigration, health, occupational safety, pension, and environmental matters, except for violations that individually, or in the aggregate, will have no material adverse effect on Aloha's business, operations or financial condition. Aloha has not received any notification of any asserted failure to comply with such laws, rules or regulations.

         3.25     ENVIRONMENTAL COMPLIANCE.

         (a) The operations, practices, policies and procedures of Aloha have been conducted in compliance with, and have not and will not give rise to any loss, liability, damage, costs or expenses under, all applicable federal, state and local laws, orders, regulations, directives and restrictions concerning protection of the environment, the disposal of hazardous, toxic or industrial chemicals, substances or wastes and health and safety.

         (b) There are no claims or correspondence with respect to, investigations, litigation, administrative proceedings, judgments or orders, whether pending or, to the best knowledge of the Stockholders, threatened relating to any hazardous substances, hazardous wastes, discharges, emissions or other forms of pollution (collectively "EPA Matters") relating in any way to Aloha's operations. To the best knowledge of the Stockholders, Aloha has no liability for clean-up, compliance or required capital expenditures in connection with any EPA Matter which affect or may have a material adverse effect on Aloha's business.

         (c) No hazardous or toxic substances, within the meaning of any applicable statute or regulation, are presently stored or otherwise located at any facility operated by Aloha which may, in the aggregate, materially or adversely affect Aloha's business, and, to the best knowledge of the Stockholders, none of the adjacent parcels of real estate, including the groundwater located thereon or thereunder, is presently contaminated by any such substance which affects or may affect, materially and adversely Aloha's business.

         3.26 BANK ACCOUNTS. Schedule 3.26 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Aloha maintains safe deposit boxes or accounts of any nature, including 401(k) Plan accounts, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         3.27 BROKERS AND FINDERS. Neither Aloha nor any of the Stockholders has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 4
                             SECURITIES LAWS MATTERS

         4.1 SECURITIES MATTERS. Each of the Stockholders severally represents and warrants to HNWC as follows with respect to the shares of HNWC Common Stock (the "Merger Shares") to be issued to the Stockholders in the Merger:

                  (a) Such Stockholder is acquiring the Merger Shares solely for his or her own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. Such Stockholder understands that the issuance of the Merger Shares has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any State (collectively, "State Securities Laws") by reason of specific exemptions under the provision thereof which depend in part upon such Stockholder's investment intent.

                  (b) Such Stockholder understand that the Merger Shares will be "restricted securities" under the Securities Act and that the Securities Act and the rules of the Securities and Exchange Commission (the "SEC") thereunder provide in substance that such securities may be disposed of only pursuant to an effective registration statement under the Securities Act, or an exemption from such registration if available, or in certain transactions not subject to the registration requirements of the Securities Act and further understands that HNWC has no obligation or intention to register any of the Merger Shares.

                  (c) Such Stockholder agrees that he or she will not: (i) sell, assign, pledge, give, transfer, or otherwise dispose of the Merger Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration thereof under the Securities Act and all applicable State Securities Laws or in a transaction which, in the written opinion of counsel, reasonably satisfactory to HNWC, is exempt from or not subject to the registration provisions of the Securities Act and all applicable State Securities Laws; (ii) that the certificate(s) representing the Merger Shares may bear an appropriate legend making reference to the foregoing restrictions; and (iii) that the transfer agent for the Shares will not be required to give effect to any purported transfer thereof, except upon compliance with the foregoing restrictions.

                  (d) Such Stockholder acknowledges that he or she and his/her representatives have been given full access to such of the business, personnel and financial information of HNWC and its properties, books, contracts, commitments and records, together with projected and pro forma financial information concerning HNWC giving effect to the transactions contemplated by this Agreement as such Stockholder has requested in order to make an independent investigation of the transactions contemplated by this Agreement and evaluate the condition (financial and other), properties, assets, liabilities, business operations and prospects of HNWC. Such Stockholder and his/her advisors (if any) have had an opportunity to ask questions of, and to receive information from, HNWC and to obtain any additional information necessary to verify the accuracy of the information and data received by them. Such Stockholder and his/her advisors (if any) have received all information and data which they believe to be necessary in order to reach an informed decision as to the advisability of the Merger and the issuance of the Merger Shares. Such Stockholder understands that ownership of the Merger Shares is subject to a number of risks and uncertainties, including those described in HNWC's public filings. Such Stockholder acknowledges receipt of the SEC Documents (as defined in Section 5.7 hereof) and such other filings as he or she may have requested.

                                    ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF HNWC AND THE SUBSIDIARY

         HNWC and the Subsidiary hereby represent and warrant to each of the Stockholders, as of the date hereof and as of the Effective Time, as follows:

         5.1 DUE ORGANIZATION. Each of HNWC and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii, with full corporate power and authority to own and operate its business as currently constituted. Except for the Subsidiary, HNWC has no subsidiaries or equity interest in any other entity and has no joint venture, partnership or other investment arrangement with any other entity. The Subsidiary is a newly formed Hawaii corporation, with no operations and no material assets or liabilities. The Subsidiary has no subsidiaries or equity interest in any other entity and has no joint venture, partnership or other investment arrangement with any other entity.

         5.2 AUTHORITY. Each of HNWC and the Subsidiary has full corporate right, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to own and operate Aloha following the Closing. All corporate actions required to be taken by HNWC and the Subsidiary to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby, including the issuance of the Merger Shares and the Note have been, or as of the Closing will have been, duly and properly taken.

         5.3 VALIDITY. This Agreement and the Related Agreements (including the Note and the Pledge and Security Agreement) constitute valid and legally binding obligations of HNWC and or the Subsidiary, enforceable against them in accordance with their respective terms, except to the extent enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally or by general equitable principles.

         5.4 CAPITALIZATION. The authorized capital stock of HNWC consists of 20,000,000 shares of Common Stock, of which approximately 5,700,000 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, of which 219 shares of Series A Convertible Preferred Stock and 100 shares of Series B Convertible Preferred Stock are currently outstanding, convertible into Common Stock as set forth in the Certificate of Designations relating thereto, a copy of which has previously been furnished to the Stockholders. The authorized capital stock of the Subsidiary consists of 1,000,000 shares of Common Stock, no par value, of which 1,000 shares are issued and outstanding and held beneficially and of record by HNWC. There are no other shares of capital stock of HNWC or the Subsidiary issued and outstanding. All outstanding shares of Common Stock of HNWC and the Subsidiary are, and the Merger Shares, when issued at the Effective Time in accordance with the provisions of this Agreement will be, validly issued, fully paid and nonassessable.

         5.5 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement or any Related Agreement by HNWC or the Subsidiary, nor the consummation of the transactions contemplated hereby or thereby, will or would after the giving of notice or the lapse of time or both, (i) violate any federal, state or local law, statute, rule or regulation to HNWC or the Subsidiary is subject; (ii) conflict with HNWC's or the Subsidiary's Articles of Incorporation or Bylaws, or (iii) constitute a breach of or default under or result in the imposition of any lien on any properties of HNWC or the Subsidiary or an acceleration of any indebtedness of HNWC or the Subsidiary pursuant to, any material agreement, note or other evidence of indebtedness, to which HNWC or the Subsidiary is a party or by which it is bound or to which any material portion of its assets is subject.

         5.6 CONSENTS. Except for a filing of an executed copy of the Articles of Merger and a Plan of Merger with the Hawaii Department of Commerce and Consumer Affairs in connection with the Merger, no action, consent, or approval by or filing with any person or entity, including, without limitation, any federal, state, municipal, foreign or other court or governmental or administrative body or agency or any securities or commodities exchange is required to be obtained or made by HNWC or the Subsidiary in connection with the execution, delivery and performance by them of this Agreement and the consummation by them of the transactions contemplated hereby, except for consents, approvals or filings which have been or as of the Closing will have been obtained or made. .

         5.7 SEC DOCUMENTS. HNWC has previously furnished to Aloha and the Stockholders true and complete copies of all documents (other than preliminary material) that HNWC has filed with the SEC since January 1, 1999 (the "SEC Documents"). As of their respective filing dates (except as thereafter amended) the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934 (the "Exchange Act"), and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document. The financial statements of HNWC included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly present the consolidated financial position of HNWC as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject in the case of unaudited statements, to normal recurring audit adjustments). Except as disclosed in the SEC Documents filed prior to the execution of this Agreement, or except as contemplated by this Agreement or on account of the transactions contemplated hereby, since the date of the most recent SEC Document, there has not been any material adverse change in the results of operations, financial condition, assets or business of HNWC (other than on account of matters which affect generally the economy or the industries in which HNWC is engaged).

                                   ARTICLE VI
                       ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 INTERIM CONDUCT OF THE BUSINESS. At all times during the period from the date of this Agreement through the Closing, except for actions required by this Agreement, Aloha covenants and agrees that it will, and the Stockholders covenant and agree to cause Aloha to, operate its business only in the lawful, ordinary and usual course of business and that it will not take any action inconsistent therewith or engage in any transaction other than in the ordinary and usual course of business as heretofore conducted. Without limiting the generality of the foregoing, Aloha covenants and agrees that it will not, and the Stockholders covenant and agree to cause Aloha not to, without the prior written consent of HNWC:

         (a) amend Aloha's Articles of Incorporation or Bylaws as currently in effect;

         (b) sell, lease, transfer or dispose of or enter into any agreement to dispose of any of any assets of Aloha, except in the ordinary course of business consistent with past practice, and except that, prior to or concurrent with the Closing, Aloha shall have transferred to Daniel and/or Patricia Gabriel the vehicles described in Section 6.8 hereof, and they shall have personally assumed and agreed to discharge all remaining indebtedness encumbering same;

         (c) waive or release any rights of material value, or cancel, compromise, release or assign any claims held by Aloha;

         (d) enter into, amend, modify, terminate or cancel any material contract or lease, other than in the ordinary course of business;

         (e) (i) increase the salary and bonus compensation or fringe benefits payable to any of its directors, officers or employees; or (ii) pay or agree to pay any pension or retirement allowance not required by any existing employment agreement or employment plan to any such directors or officers; or (iii) commit itself to any employment agreement or employment plan with or for the benefit of any officer or director; or (iv) alter, amend or terminate in whole or in part, any employee pension or other benefit plan;

         (f) (i)Offer, issue or sell any shares of the capital stock or other securities (for purposes of this paragraph, such term to include, without limitation, debt securities) of Aloha; (ii) acquire directly or indirectly, by redemption or otherwise, any such capital stock; (iii) reclassify or split-up any such capital stock; (iv) declared or pay any dividends thereon in cash, securities or other property, or make any other distribution with respect thereto, except that Aloha may make a cash distribution to the Stockholders in an aggregate amount equal to Aloha's taxable income for 1999 and may also distribute an additional $5,000 to Daniel Gabriel, so long as the Net Working Capital of Aloha is not reduced to an amount less than zero as a result thereof, or (v) grant or issue any stock options, warrants, or other rights to acquire securities of Aloha or enter into any other contracts or commitments of any kind with respect to the issuance of additional shares of capital stock or other securities of the Aloha;

         (g) agree or commit to do any of the things described above in this Section 6.1.

         6.2 CONSENTS, AUTHORIZATIONS, ETC. Each of the parties hereto will use its best efforts to obtain all consents, authorizations, orders and approvals of, and make or give all filings and notices with or to, any person or entity required in connection with the consummation by it of the transactions contemplated on its part hereby and will cooperate fully with the other party in assisting it to obtain such consents, authorizations, orders and approvals and to make or give such filings and notices. No party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making or giving of any required filing or notice.

         6.3 ACCESS. Prior to the Closing, HNWC may make or cause to be made such reasonable investigation of the business, properties and assets of Aloha and its financial and legal condition as HNWC deems necessary or advisable in order to familiarize itself therewith, and the Stockholders shall have the same right of investigation with respect to HNWC. From the date hereof through the Closing, Aloha shall give or cause HNWC and its authorized representatives to be given permission, during Aloha's normal business hours and upon reasonable notice, full access to all properties, books, contracts, leases, commitments and records of Aloha, and during this period Aloha shall furnish HNWC or cause HNWC to be furnished with all financial and operating data and other information as to the business, properties and assets of Aloha as HNWC may from time to time reasonably request; provided, however, that such investigation shall not interfere with the conduct of Aloha's business. HNWC shall give or cause the Stockholders or their authorized representatives to be given the same access to the books and records of HNWC. Any such information so furnished shall be held in strict confidence by the receiving party in accordance with the provisions of the confidentiality agreements previously entered into by the parties, the terms and conditions of which are hereby confirmed.

         6.4 NO SOLICITATION. Aloha and the Stockholders hereby covenant and agree that, prior to March 31, 2000, without the prior written consent of HNWC, neither Aloha nor any of its affiliates, representatives or agents will, directly or indirectly, take any action to initiate, assist, solicit, negotiate, encourage, accept or otherwise pursue any offer of inquiry from any person or entity to engage in, attempt to consummate or reach any agreement or understanding (whether absolute, revocable, contingent or conditional) with respect to any Business Combination (as hereinafter defined). For purposes hereof, "Business Combination" means (i) any merger, consolidation, business combination or similar transaction relating to Aloha, (ii) any sale or other disposition of capital stock of, or other equity interest in, Aloha, (iii) any sale, dividend or other disposition of all or any material portion of the assets of Aloha, or (iv) any other transaction involving Aloha which is inconsistent with the transactions contemplated by this Agreement.

         6.5 EMPLOYMENT AGREEMENT. Concurrently herewith, Aloha is entering into a one year employment agreement (the "Employment Agreement") with Daniel Gabriel in the form attached hereto as Exhibit C, pursuant to which Mr. Gabriel will be employed as the president of Aloha on the terms and conditions set forth therein. Upon the effectiveness of the Employment Agreement, any other employment and/or severance arrangement between Aloha and Mr. Gabriel shall terminate and become of no further force or effect.

         6.6      COVENANT NOT TO COMPETE OR SOLICIT.

         (a) Daniel Gabriel hereby covenants and agrees that he will not, for a period of one year following any termination or expiration of the Employment Agreement (including any extension thereof), directly or indirectly, whether for his own account or as a stockholder, investor, director, officer, employee, consultant or other agent of or to any other person or entity, except as an employee of or consultant to HNWC or its affiliates, engage or participate in any home and office or point of use water delivery business in the State of Hawaii (the "Non-Competition Agreement"); provided, however, that the foregoing shall not be deemed to prevent Mr. Gabriel from purchasing or owning stock in any publicly traded company which competes in the foregoing business, so long as the market value of his interest therein does not exceed 10% of his net worth at the time of acquisition; and provided further, that the Non-Competition Agreement shall terminate immediately upon the occurrence of the events described in Section 6.6(c) hereof.

         (b) Daniel Gabriel further agrees that, for so long as the Non-Competition Agreement is in effect, he will not, on his own behalf or in the service of others, except with HNWC's prior written consent, disrupt, damage, impair or interfere with the business of HNWC or Aloha or their affiliates by raiding or in any manner encouraging, inducing and/or persuading any of their or such affiliates' officers, directors, employees, agents and/or independent contractors to terminate, discontinue or otherwise change any of their employment, contractual or other relationships with HNWC or Aloha (the "Non-Solicitation Agreement").

         (c) The foregoing notwithstanding, both the Non-Competition Agreement and the Non-Solicitation Agreement shall terminate immediately and in full upon any election by the Stockholders to exercise their right of foreclosure on the stock of Aloha as provided in Section 6 of the Pledge and Security Agreement.

         (d) The parties intend that the covenants contained in the preceding paragraphs will be construed as a series of separate, identical covenants, one for each portion of the geographical territory described above. In the event that any court or administrative body shall refuse to enforce any of the separate covenants deemed included in the preceding paragraphs, each such unenforceable covenant shall be eliminated from the these provisions to the extent necessary to permit the remaining separate covenants to be enforced against Mr. Gabriel to the fullest extent.

         (e) The necessity of protection against the competition by Mr. Gabriel and the nature and scope of such protection has been carefully considered and agreed upon by the parties hereto. Mr. Gabriel hereby agrees and acknowledges that the duration, scope and geographic area applicable to the restrictions set forth above are fair, reasonable and necessary and represent the area in which the goodwill of Aloha has been developed and that the consideration provided for herein is sufficient and adequate to compensate him for agreeing to the restrictions contained above. Mr. Gabriel further agrees that a monetary remedy for a breach of the Non-Competition Agreement or Non-Solicitation Agreement would be inadequate, impracticable and extremely difficult to prove, that such a breach would cause HNWC irreparable harm, and that HNWC shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages or of posting bond or other undertaking in connection therewith, all of which are hereby expressly waived by Mr. Gabriel.

         6.7 LEASE ARRANGEMENTS. It is understood that Aloha's bottling operations are currently conducted at a leased facility (the "Aloha Facility") located at 94-538 Puahi Street, Unit A, Waipahu, Hawaii 96797. By its terms, the lease of this facility (the "Aloha Lease") extends through March 31, 2003. It is expected that, as soon as practicable after the Closing, Aloha's bottling operations will be relocated to HNWC's facility on Oahu and that thereafter Aloha will either sublet the Aloha Facility or terminate the Aloha Lease, as the parties may mutually determine. In the event that (i) the parties elect to sublet the Aloha Facility and the payments received from the sublessee are insufficient to cover Aloha's total continuing rental obligations under the Aloha Lease, or (ii) the parties elect to terminate the Aloha Lease upon payment of a termination fee, the aggregate amount of any such deficit or termination fee, as applicable, shall be borne 50% by HNWC and 50% by the Stockholders personally. Any such payment obligation by the Stockholders (the "Lease Obligation") shall be met by offsetting interest payments to the Stockholders under the Note until the Lease Obligation is paid in full, or as the parties may otherwise agree. The Stockholders shall have no liability with respect to the Lease Obligation unless and until the termination date of the Aloha Lease or the commencement of a sublease thereunder.

         6.8 CERTAIN VEHICLES. It is understood and agreed that Aloha currently owns, in addition to other vehicles, (i) a 1997 Dodge pickup truck, and (ii) a 1997 Chrysler van which are used by Daniel and Patricia Gabriel primarily as their personal vehicles. It is hereby agreed that, prior to or concurrently with the Closing, Aloha shall transfer ownership of such vehicles to Daniel and/or Patricia Gabriel personally, who shall assume and agree to pay all outstanding indebtedness and operating expenses with respect thereto. Aloha shall be released from all such payment obligations following the Closing, and Daniel and Patricia Gabriel hereby agree to indemnify Aloha for any payments they may be required to make on account of such vehicles following the Closing (the "Vehicle Obligation"), except as otherwise agreed in writing among the parties.

         6.9 AAA LITIGATION. The Stockholders shall not be personally liable for any monetary damages or award assessed against Aloha in connection with the AAA Litigation described in Section 3.23 hereof; provided, however, that the Stockholders hereby agree to be personally liable, and to pay or reimburse Aloha (or HNWC), for any attorneys' fees and expenses, court costs and other related expenses (collectively, "Defense Costs") in excess of $5,000 paid or incurred by Aloha (or HNWC) in the defense of the AAA Litigation, to the extent such Defense Costs are not otherwise covered by Aloha's insurance. Aloha (or HNWC) shall be responsible for the first $5,000 of any such Defense Costs. In the event that Aloha receives any monetary award based upon any counterclaim in the AAA Litigation, Aloha shall pay such award to the Stockholders, less the aggregate amount of any Defense Costs borne by Aloha (or HNWC) in connection with the AAA Litigation.

         6.10 NO INCONSISTENT ACTION. Each of the parties hereto will use its best efforts to consummate the transactions contemplated by this Agreement and shall not take any action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby.

         6.11 PUBLICITY. Except to the extent otherwise required by law, each party hereto agrees not to issue any press release or otherwise make any public statement in any general circulation medium with respect to the existence or terms of this Agreement or the transactions contemplated hereby, without the prior written consent of the other parties hereto.

         6.12 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to bring about the transactions contemplated by this Agreement, as soon as practicable, including the execution and delivery of all instruments and other documents, and shall take or cause to be taken all such further actions as may reasonably be requested by the other party hereto in order to carry out the intent and purpose of and to consummate the transactions contemplated by this Agreement.

                                   ARTICLE VII
       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HNWC AND THE SUBSIDIARY

         The obligation of HNWC and Subsidiary to consummate the Merger in accordance with this Agreement shall be subject to the satisfaction or waiver (by HNWC in its sole and absolute discretion) concurrently with or prior to the Closing of the following conditions precedent:

         7.1 ACCURACY OF WARRANTIES; PERFORMANCE OF COVENANTS. The representations and warranties of Aloha and the Stockholders contained in Articles III and IV hereof shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects as of the Closing with the same effect as if such representations and warranties had been made on and as of the Closing, and Aloha and the Stockholders shall have performed each and every obligation and complied with each and every agreement and covenant required by this Agreement to be performed or complied with by them.

         7.2 GOVERNMENTAL APPROVALS; CONSENTS OF THIRD PARTIES. Any governmental notices or filings required to be made, and all consents or approvals from third parties required to be obtained, in connection with the transactions contemplated hereby shall have been made or obtained, unless waived by HNWC in its sole discretion.

         7.3 NO PENDING ACTION. No claim, investigation, action, suit, proceeding or litigation, either administrative or judicial, at law or in equity, by any governmental or regulatory commission, agency or other body or authority or by any other person, firm, corporation or other entity shall have been instituted, threatened or pending as of the Closing for the purpose of challenging or restricting the consummation of this Agreement or the transactions contemplated hereby this Agreement, (i) which claims damages against HNWC as a result of the consummation of the transactions contemplated hereby or otherwise claims that this Agreement or the consummation thereof is improper, or (iii) which in the reasonable opinion of HNWC, could materially and adversely affect the operations of Aloha after he Closing; and no injunction or restraining order shall be in effect prohibiting the transactions contemplated by this Agreement.

         7.4 FORCE MAJEURE. No material part of the operating assets of Aloha shall have been adversely affected in any way by any act of God, fire, flood, war, legislation (proposed or enacted) or other event or occurrence, whether or not covered by insurance.

         7.5 NO DISSENTING SHARES. None of the Stockholders shall have exercised dissenters' rights in connection with the Merger.

         7.6 CERTIFICATES. HNWC shall have received from Aloha or the Stockholders a certificate or certificates dated as of the Closing and certifying that the conditions set forth above in this Article VII have been satisfied.

                                  ARTICLE VIII
      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ALOHA AND THE STOCKHOLDERS

         The obligation of Aloha and the Stockholders to consummate the Merger in accordance with this Agreement shall be subject to the satisfaction or waiver (by Aloha and the Stockholders in their sole and absolute discretion) concurrently with or prior to the Closing of the following conditions precedent:

         8.1 ACCURACY OF WARRANTIES; PERFORMANCE OF COVENANTS. The representations and warranties of HNWC and Subsidiary contained in Article V hereof shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects as of the Closing with the same effect as if such representations and warranties had been made on and as of the Closing, and HNWC and Subsidiary shall have performed each and every obligation and complied with each and every agreement and covenant required by this Agreement to be performed or complied with by them.

         8.2 GOVERNMENTAL APPROVALS; CONSENTS OF THIRD PARTIES. Any governmental notices or filings required to be made, and all consents or approvals from third parties required to be obtained, in connection with the transactions contemplated hereby shall have been made or obtained, unless waived by Aloha in its sole discretion.

         8.3 NO PENDING ACTION. No claim, investigation, action, suit, proceeding or litigation, either administrative or judicial, at law or in equity, by any governmental or regulatory commission, agency or other body or authority or by any other person, firm, corporation or other entity shall have been instituted, threatened or pending as of the Closing for the purpose of challenging or restricting the consummation of this Agreement or the transactions contemplated hereby this Agreement, (i) which claims damages against Aloha as a result of the consummation of the transactions contemplated hereby or otherwise claims that this Agreement or the consummation thereof is improper, or (iii) which in the reasonable opinion of Aloha, could materially and adversely affect the value of the Shares or the Note after he Closing; and no injunction or restraining order shall be in effect prohibiting the transactions contemplated by this Agreement.

         8.4 FORCE MAJEURE. No material part of the operating assets of Aloha shall have been adversely affected in any way by any act of God, fire, flood, war, legislation (proposed or enacted) or other event or occurrence, whether or not covered by insurance.

         8.5 CERTIFICATES. Aloha or the Stockholders shall have received from HNWC and/or Subsidiary a certificate or certificates dated as of the Closing and certifying that the conditions set forth above in this Article VIII have been satisfied.

                                   ARTICLE IX
                          SURVIVAL AND INDEMNIFICATION

         9.1 SURVIVAL. The respective representations and warranties of the parties contained herein shall not be deemed waived or otherwise affected by any investigation made by either party hereto and shall survive the Closing for a period of two years, except for the representations and warranties by Aloha and the Stockholders contained in Section 3.15 hereof (Tax Matters), which shall survive until the expiration of the applicable statute of limitations and the representations and warranties of the Stockholders contained in Article IV hereof ( Securities Laws Matters), which shall survive indefinitely.

         9.2      INDEMNIFICATION.

         (a) The Stockholders, jointly and severally, agree to defend, indemnify and hold HNWC and its officers, directors agents and affiliates (collectively, "Representatives"), harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including reasonable attorneys' fees) of any kind or nature whatsoever (collectively, "Losses"), that may be suffered or paid by HNWC or its Representatives, directly or indirectly, as a result of: (i) the failure of any representation or warranty contained in Articles III and IV hereof to be true and correct in all respects as of the Closing, but only to the extent such Losses exceed $20,000 in the aggregate and do not exceed the aggregate value of the Merger consideration received by the Stockholders; (ii) the Lease Obligation described in Section 6.7 hereof; (iii) the Vehicle Obligation described in Section 6.8 hereof; and (iv) the Defense Costs described in Section 6.9 hereof.

         (b) HNWC shall defend, indemnify and hold the Stockholders and their Representatives harmless from and against any and all Losses of any kind or nature whatsoever that may be suffered or paid by them, directly or indirectly, as a result of: (i) the failure of any representation or warranty contained in
Article V hereof to be true and correct in all respects as of the Closing, but only to the extent such Losses exceed $20,000 in the aggregate; and (ii) the termination or subletting of the Aloha Lease, other than the Lease Obligation described in Section 6.7 hereof; and (iii) any Defense Costs in connection with the AAA Litigation other than as described in Section 6.9 hereof.

         (c) In the event of any claim for indemnification under this Section
9.2 by HNWC or its Representatives, on the one hand, or by the Stockholders or their Representatives, on the other (in each case, the claimant being hereinafter referred to as the "Indemnified Party"), the Indemnified Party shall notify the other party (the "Indemnitor") in writing of said claim within 30 days of first becoming aware of such claim, and in any event within such shorter period as may be necessary for the Indemnitor to take appropriate action to resist such claim, which notice shall set forth the basis of the claim (including, without limitation, reference to the specific representation, warranty, covenant or obligation alleged to have been breached) and, if then determinable by the Indemnified Party, a reasonable estimate of the amount thereof (or, if in the Indemnified Party's good faith opinion, no such reasonable estimate can then be made by it, the maximum potential Losses that, in the Indemnified Party's good faith opinion, might be sustained in connection with such claim). Any claim for indemnification pursuant to this Section 9.2 arising out of a breach of any representation or warranty must be delivered in writing to the Indemnitor prior to the expiration of the applicable survival period for such representation or warranty as provided in Section 9.1 hereof.

         (d) The obligations and liabilities of the parties pursuant to Section
9.2 hereof with respect to claims for damages resulting from the assertion of liability by third parties, including without limitation any notices of Internal Revenue Service or Hawaii State taxing authorities ("Claims"), shall be subject to the following terms and conditions:

                  (i) The Indemnified Party shall give the Indemnitor prompt notice of any Claim asserted against or imposed upon or incurred by the Indemnified Party and shall then take no further action without the written consent of the Indemnitor to settle or compromise such Claim, except as provided below. The Indemnitor will be entitled to undertake the defense of such Claim by representatives of its own choosing and to control the proceedings relating thereto. The Indemnified Party shall cooperate to the extent reasonably requested by the Indemnitor in the defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith.

                  (ii) In the event that the Indemnitor, within a reasonable time after notice of any such Claim, fails to defend, the Indemnified Party will (upon further notice to the Indemnitor) be entitled to undertake the defense, compromise or settlement of such Claim for the account of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof, and the Indemnitor shall be liable for all fees and costs, including reasonable attorneys' fees, incurred by the Indemnified Party in employing counsel of its choice to defend any such actions or proceedings. The Indemnified Party shall give written notice to the Indemnitor of any proposed settlement of any Claim, which Indemnitor may reject in its reasonable judgment within ten (10) days of receipt of such notice or such shorter period as may be necessary for the Indemnified Party to take appropriate action to resist such Claim; provided that Indemnitor shall then undertake the defense of such Claim.

                  (iii) If the Indemnitor has assumed the defense of any Claim against the Indemnified Party, Indemnitor shall have the right to settle any Claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement refers to any alleged liability or wrongdoing of the Indemnified Party, requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party other than for the payment of money, then the Indemnitor shall not settle such claim without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld.

         9.3 PAYMENT OF CLAIMS . All claims for indemnification hereunder by HNWC shall be satisfied through a reduction the aggregate principal amount of the Note, so long as the Note or any portion thereof remains outstanding. After the Note is no longer outstanding (whether because of repayment or upon foreclosure or exchange in the event of a default thereunder), all claims for indemnification hereunder by HNWC shall be satisfied by surrender and cancellation of Merger Shares having a market value equal to the dollar amount of the applicable claim. Any claim for indemnification hereunder by the Stockholders shall be satisfied through the issuance of additional shares of HNWC Common Stock having a market value equal to the dollar amount of the applicable claim. For purposes of the foregoing, the market value of the shares surrendered or issued shall be based upon the closing sales price per share of the Common Stock on the date of the Closing on the principal market on which the Common Stock is then traded (currently the Nasdaq OTC Bulletin Board).

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

         10.1 BROKERS. HNWC and the Subsidiary, on the one hand, and Aloha dn the Stockholders on the other, hereby represent and warrant to each other that no broker, investment banker or finder is entitled to any financial advisory fee brokerage fee or finder's fee or other similar payment with respect to this Agreement or the transactions contemplated hereby. The parties hereby agree to indemnify, defend and hold each other harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against the one by any broker or other person who claims to be entitled to a broker's, finder's or similar fee or commission in respect of the execution of this Agreement, or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the other.

         10.2 ENTIRE UNDERSTANDING. This Agreement (including the Schedules and Exhibits hereto, each of which is incorporated herein and made a part of this Agreement) and the other agreements and instruments the execution and delivery of which are provided for herein constitutes the entire agreement and understanding of the parties hereto and terminate and supersede any and all prior agreements, arrangements and understandings, both oral and written, between the parties hereto concerning the subject matter of this Agreement.

         10.3 WAIVER AND AMENDMENT. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by all of the parties hereto. No waiver, forbearance or failure by any party of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party's right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision.

         10.4 HEADINGS. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

         10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

         10.6 INTERPRETATION. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. Nothing in this Agreement shall be interpreted or construed as creating, expressly or by implication, a partnership, joint venture or agency relationship between the parties hereto or any of their respective officers, directors, agents, employees or representatives.

         10.7 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been delivered three business days after having been mailed in a general or branch post office and enclosed in a registered or certified post-paid envelope; one business day after having been sent by overnight courier; when delivered to a telegraph company or when telecopied or scanned graphically or otherwise by communications equipment of the sending party on a business day, or otherwise on the next succeeding business day thereafter; and, in each case, addressed to the respective parties at the addresses stated below or to such other changed addresses the parties may have fixed by notice as provided herein:

                  If to Aloha, to:   Aloha Water Company, Inc.
                                            94-538 Puahi Street, Unit A
                                            Waipahu, HI  96797
                                            Telephone:  (808) 677-1500
                                            Facsimile:  (808) 677-9444
                                            Attn: Daniel Gabriel, President

                  If to any Stockholder, to the address and telephone number set forth on the Schedule of Stockholders attached hereto.

                  If to HNWC
                  or Subsidiary, to:        Hawaiian Natural Water Company, Inc.
                                            98-746 Kuahao Place
                                            Pearl City,  HI  96782
                                            Telephone:  (808) 483-0527
                                            Facsimile:  (808) 483-0536
                                            Attn: Marcus Bender, President

         10.8 SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned or delegated by any party without the prior written consent of the other parties. Subject to the preceding sentence, each term and provision of this Agreement shall be binding upon and enforceable against and inure to the benefit of any successors or assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Hawaii, without regard to the conflicts of laws principles thereof.

         10.10 CONSTRUCTION. Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include feminine and the neuter, reference to the neuter shall be deemed to include the masculine and feminine, and references to the plural shall be deemed to include the singular and the singular to include the plural.

         10.11 COOPERATION. Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

         10.12 EXPENSES. Whether or not the transactions contemplated by this Agreement and the related agreements are consummated, each party to this Agreement shall pay its own costs and expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except that HNWC shall pay all of the joint attorneys' fees and expenses in excess of $5,000 in the aggregate and HNWC shall pay up to $20,000 in accounting expenses for the audit of Aloha's financial statements. The Stockholders shall be personally liable for one half of the joint attorneys' expenses up to $2,500 in the aggregate, and Aloha for any accounting expenses in excess of $20,000.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                                            By: /s/ MARCUS BENDER
                                                     ------------
                                                    Marcus Bender, President

                                            AWC ACQUISITION CORP.

                                            By: /s/ MARCUS BENDER
                                                     ------------
                                                    Marcus Bender, Chairman

                                            ALOHA WATER COMPANY, INC.

                                            By: /s/ DANIEL GABRIEL
                                                    --------------
                                                    Daniel Gabriel, President

                                            THE STOCKHOLDERS:

                                            /s/ DANIEL GABRIEL
                                                --------------
                                                Daniel Gabriel

                                            /s/ PATRICIA GABRIEL
                                                ----------------
                                                Patricia Gabriel

                                            /s/ DAVID SMITH
                                                -----------
                                                 David Smith


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